SRK CONSULTING (U.S.), Inc.

SRK Denver
7175 West Jefferson Avenue
Suite 3000
Lakewood, CO 80235
T: 303.985.1333
F: 303.985.9947
denver@srk.com
www.srk.com

December 23, 2014

I-Minerals Inc.
Suite 880, 580 Hornby Street
Vancouver, British Columbia
Canada, V6C 3B6

Re	I-Minerals Inc. (the “Company”) Amendment No. 1 to Registration Statement on Form 10/A (the “Registration Statement”)

I, Valerie Obie, BS Mining, RM-SME, hereby consent to the inclusion and reference of the report titled “NI 43-101 Updated Prefeasibility Technical Report – Bovill Kaolin Project, Latah County, Idaho” dated June 26, 2014, prepared by SRK Consulting (U.S.), Inc. of Lakewood, Colorado (the “Report”) as referenced in the Registration Statement to be filed by the Company with the United States Securities Exchange.

SRK Consulting (U.S.), Inc.

/s/ Valerie Obie
_______________________
Valerie Obie, BS Mining, RM-SME
Principal Consultant (Mineral Economics)